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                                                                    Exhibit 11

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

The computation of basic and diluted earnings per common share was as follows for:

                                                   Three
                                                Months Ended                  Year Ended December 31,
                                                  March 31,       ------------------------------------------------
                                                    2007              2006             2005              2004
                                                -------------     -------------    -------------     -------------
Net income (loss) available to common             $   (1,952)       $    2,137       $      381        $  (14,867)
stockholders..................................

Weighted average number of common shares
outstanding...................................    26,700,000        26,700,000       26,700,000        26,700,000
Effect of warrants............................             -         5,118,772        5,118,772                 -
Weighted average diluted number of common
shares outstanding............................    26,700,000        31,818,772       31,818,772        26,700,000

Basic earnings per share......................    $    (0.07)       $     0.08       $     0.01        $    (0.56)
Diluted earnings per share....................    $    (0.07)       $     0.07       $     0.01        $    (0.56)

Warrants to purchase 22,500,000 common shares of FutureFuel Corp. were not included in the computation of diluted earnings per share in the three months ended March 31, 2007 or for the year ended December 31, 2004 as FutureFuel Corp. reported a net loss for those periods and the inclusion of those securities in the computation would have been antidilutive.